Exhibit (j)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 43 to the Registration Statement No. 811-03361 on Form N-1A of Fidelity Massachusetts Municipal Trust, of our report dated March 12, 2004 appearing in the Annual Report to Shareholders of Fidelity Massachusetts Municipal Money Market Fund, Spartan Massachusetts Municipal Income Fund, and Spartan Massachusetts Municipal Money Market Fund for the year ended January 31, 2004.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
March 26, 2004